Exhibit 99.3

IMC-BEC2 CANCER VACCINE DID NOT MEET PRIMARY ENDPOINT IN PHASE III CLINICAL TRIAL IN PATIENTS WITH SMALL CELL LUNG CARCINOMA

NEW ORLEANS — June 7, 2004 — ImClone Systems Incorporated (NASDAQ: IMCL) and Merck KGaA of Darmstadt, Germany (Frankfurt Stock Exchange: MRK), announced today that the international, randomized Phase III clinical trial of the Companies’ IMC-BEC2 cancer vaccine did not meet its primary endpoint of survival. IMC-BEC2 is an investigational anti-idiotypic monoclonal antibody that mimics GD3, a ganglioside expressed on the cell membrane of most small cell lung cancer (SCLC) tumors. The study was conducted in collaboration with the cooperative group European Organisation for Research and Treatment of Cancer (EORTC). The results of the clinical trial were presented today by EORTC investigator Giuseppe Giaccone, MD, PhD, Department of Oncology, Free University Medical Center, Amsterdam, in a presentation at the American Society of Clinical Oncology annual meeting.

The clinical trial was designed to assess the survival benefit of vaccination with IMC-BEC2 and the immune stimulant BCG over a two-year period. Patients in the trial were randomized into either the treatment arm, receiving IMC-BEC2/BCG vaccination, or into the observation arm.

“Given the limited success with cancer vaccines in the recent past, we were disappointed, but appreciate that there has been limited success with cancer vaccines in the recent past,” stated Daniel S. Lynch, Chief Executive Officer of ImClone Systems. “The conduct of clinical trials to further the treatment of cancer, regardless of their outcome, takes a tremendous commitment from the oncology community and from the courageous patients who participate. ImClone Systems remains steadfast to this commitment.”

“We would especially like to thank the co-operative study groups and the patients who participated in the trial for their commitment,” added Dr. Bernhard Ehmer, Vice President Business Area Oncology, Merck KGaA.

The Companies intend to meet in the near-term to discuss the ongoing viability of the IMC-BEC2 development program.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company’s three programs include growth factor blockers, angiogenesis inhibitors and cancer vaccines. ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

About Merck KGaA, Darmstadt, Germany

Merck KGaA, Darmstadt, Germany, is a global pharmaceutical and chemical company with sales of EUR 7.2 billion in 2003, a history that began in 1668, and a future shaped by 28,300 employees in 56 countries. Its success is characterized by innovations from entrepreneurial employees. Merck’s operating activities come under the umbrella of Merck KGaA, in which the Merck family holds a 74 percent interest and free shareholders own the remaining 26 percent. The former U.S. subsidiary, Merck & Co., has been completely independent of the Merck Group since 1917.

Media and Investor Contacts:

Andrea Rabney Corporate Communications ImClone Systems Incorporated Tel: (646) 638-5058 Andrea.Rabney@imclone.com	Stefania Bethlen Corporate Communications/IR ImClone Systems Incorporated Tel: (646) 638-5058 Stefania.Bethlen@imclone.com
or
David Pitts Corporate Communications ImClone Systems Incorporated Tel: (646) 638-5058 David.Pitts@imclone.com	Phyllis Carter Corporate Media Relations Merck KGaA Tel.: +49 6151 72 7144 Phyllis.Carter@merck.de